Exhibit 99.01

Contacts:	Investors: Michael Polyviou/Peter Schmidt
Mark R. Kent	(212) 850-5748
Transmeta Corporation	Media: Lauren Stein
(408) 919-3000	(212) 850-5650
TRANSMETA’S FULL YEAR 2005 REVENUE INCREASES 147% TO $72.7 MILLION
Company Exceeds Fourth Quarter Financial Guidance
SANTA CLARA, CA. – February 23, 2006 – Transmeta Corporation (NASDAQ: TMTA), the leader in efficient computing technologies, today announced financial results for the fourth quarter and fiscal year ended December 31, 2005.
Highlights for the 2005 Full Year
•	Continued to execute a successful transformation of the Company’s business model.

•	Created and executed significant new service relationships with Sony and Microsoft.

•	Completed technology transfer and recorded revenue from Fujitsu and Sony, our second and third licensees of our LongRun2 technologies.

•	Revenue increased by 147% to $72.7 million compared to $29.4 million in 2004.

•	License and service revenue of $48.1 million, a 351% increase, compared to $10.7 million for the 2004 full year.

•	Net loss significantly reduced from $106.8 million to $6.2 million.

•	Cash balance of $56.5 million at December 31, 2005, and no long-term debt.
Business Update
“2005 has been a year of significant achievement and excellent execution for Transmeta,” commented Arthur L. Swift, president and CEO. “We more than doubled our revenue, cut our losses by roughly $100 million and won major new relationships with marquee partners such as Microsoft and Sony. Over the last two years, we’ve created significant new revenue streams from licensing and services that have already contributed substantially to our improved results. Our industry needs low power solutions, and we think that we are uniquely positioned with our innovative technologies and superb engineering talent.”
The Company reported total revenue of $72.7 million, a 147% increase, compared to $29.4 million for the 2004 full year. License and service revenue was $48.1 million, a 351% increase, compared to $10.7 million for the 2004 full year. As a result of Transmeta’s modified business model, the Company reported a significantly reduced net loss of $6.2 million, or $0.03 per share in 2005 compared to a net loss of $106.8 million, or $0.61 per share for the 2004 full year. Included in the 2005 and 2004 results are restructuring and fixed asset impairment charges of $2.0 million and $3.4 million, respectively.
Revenue for the fourth quarter of 2005 was $13.3 million, slightly ahead of the Company’s previous guidance of between $12.0 and $13.0 million, compared to $11.2 million in the fourth quarter of 2004. Gross margin for the fourth quarter was 47.0% compared to a negative gross margin of 13.7% for the fourth quarter of 2004. The Company’s net loss of $2.1 million, or a loss of $0.01 per share, for the fourth quarter of 2005 was better than the Company’s earlier guidance of a net loss between $5.4 to $5.9 million. This is compared with a net loss of $28.1 million, or a loss of $0.15 per share, in the fourth quarter of 2004.

The Company’s cash, cash equivalents and short term investments at December 31, 2005 totaled $56.5 million, which was $3.5 million ahead of prior guidance. In addition, the Company ended the year with no long-term debt as it paid its remaining $5.0 million debt obligation to IBM in the fourth quarter of 2005, earlier than required by the agreement.
“The substantial progress that we made in 2005 enabled us to enter 2006 in a much better financial condition with more strategic and financial flexibility versus this time last year,” commented Mark R. Kent, chief financial officer. “Our stated and primary objective during the second half was to be break-even or better on a cash flow from operations basis. We clearly met this goal as we ended the second half with a positive cash flow from operations of $14.1 million. We were thus able to repay a $5.0 million obligation six months ahead of schedule, leaving us with no debt and $56.5 million in cash, higher than our earlier goal of $53.0 million.”
Guidance
For 2006, the Company is anticipating:
•	Full year revenue will be in the range of $60.0 to $72.0 million, substantially from licensing and services.

•	Full year net loss of $18 million to $12 million, or a loss of $0.09 to $0.06 per share, which includes non-cash charges of $7 million of patent amortization and $5 million of stock option compensation expense.

•	First half revenue of at least $27 million.

•	First and second quarter revenue is in part dependent on the timing of the recognition of approximately $8.9 million of deferred revenue related to services performed in 2005.

•	First half negative operating cash flow no more than $10 million, second half return to positive cash flow.
“In contrast to a year ago, we enter 2006 with a much better business outlook,” added Kent. “We have very good visibility into achieving most of the low-end of the revenue range based on expectations from our current customers, and we can achieve the full revenue range through already identified opportunities. Based on our current visibility we expect a loss for the year, but it is manageable while we build a business characterized by recurring revenue streams, which we expect to begin to realize later in 2006 and 2007.”
Conference Call
As previously announced, Transmeta’s management will host a conference call at 5:00 p.m. Eastern time / 2:00 p.m. Pacific time. The conference call will be available live over the Internet at the investor relations section of Transmeta’s website at www.transmeta.com. To listen to the conference call, please dial (913) 981-4915. A recording of the conference call will be available for one week, starting one hour after the completion of the call, until 9:59 p.m. Pacific time on March 2. The phone number to access the recording is (888) 203-1112, and the passcode is 7271974. For callers outside the U.S., please dial (719) 457-0820, with the same passcode.
About Transmeta Corporation
Transmeta Corporation develops and licenses innovative computing, microprocessor and semiconductor technologies and related intellectual property. Founded in 1995, Transmeta first became known for designing, developing and selling its highly efficient x86-compatible software-based microprocessors, which deliver a balance of low power consumption, high performance, low cost and small size suited for diverse computing platforms. We also develop advanced power management technologies for controlling leakage and increasing power efficiency in semiconductor and computing devices. To learn more about Transmeta, visit www.transmeta.com.

Safe Harbor Statement
This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date of this release, and we will not necessarily provide updates of our projections or other forward-looking statements. Investors are cautioned that such forward-looking statements are subject to many risks and uncertainties, and may differ materially or adversely from our actual results or future events. Important risk factors that could have material or adverse effects on our results include general economic and political conditions, specific conditions and volatility in the markets that we address, the potential loss of key technical and business personnel, practical challenges in modifying our business model, our ability to satisfy the continued listing requirements of the Nasdaq Stock Market, the adoption and market acceptance of our products and technologies by current and potential customers and licensees, our inability to predict or ensure that third parties will license our technologies or use our technologies to generate royalties, the rescheduling or cancellation of significant customer orders, difficulties in developing or manufacturing our products in a timely and cost effective manner, our dependence on third parties for sourcing materials and providing manufacturing services, intense competition and competitive pressures, the ability to enter strategic collaborations or raise financing on satisfactory terms, patents and other intellectual property rights, and other risk factors. We urge investors to review our filings with the Securities and Exchange Commission, including our most recent reports on Forms 10-K, 10-K/A, 10-Q and 8-K, which describe these and other important risk factors that could have an adverse effect on our results. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.
Transmeta is a trademark of Transmeta Corporation. All other product or service names mentioned herein are the trademarks of their respective owners.

Transmeta Corporation
Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2005	December 31, 2004 (1)
ASSETS
Current assets:
Cash and cash equivalents	$27,659	$17,273
Short-term investments	28,811	36,395
Accounts receivable, net	1,686	2,290
Inventories	265	5,410
Prepaid and other current assets	2,279	2,218

Total current assets	60,700	63,586

Property, plant and equipment, net	1,623	2,187
Patents and patent rights, net	16,080	22,926
Other assets	911	914

TOTAL ASSETS	$79,314	$89,613

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,521	$6,224
Accrued compensation and benefits	3,279	4,189
Accrued inventory-related charges	—	4,876
Deferred income, net	5,937	29
Accrued other	2,109	5,694
Advances from customers	7,260	—
Accrued restructuring costs	1,803	1,557
Current portion of long-term debt	—	356

Total current liabilities	21,909	22,925

Long-term accrued restructuring costs	2,453	3,688
Long-term payables, net of current portion	—	5,000

Stockholders’ equity:
Common stock	713,129	709,926
Treasury stock	(2,439)	(2,439)
Accumulated other comprehensive loss	(195)	(125)
Accumulated deficit	(655,543)	(649,362)

Total stockholders’ equity	54,952	58,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$79,314	$89,613

(1)	Derived from the Company’s audited financial statements as of December 31, 2004, included in the Company’s Form 10-K filed with the Securities and Exchange Commission.

TRANSMETA CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004

Revenue:
Product	$3,235	$4,799	$24,636	$18,776
License	—	6,000	19,628	9,000
Service	10,077	448	28,467	1,668

Total revenue	13,312	11,247	72,731	29,444

Cost of revenue
Product	1,402	10,654	12,271	36,335
License	—	—	71	—
Service	5,660	189	15,990	730
Impairment charge on long-live assets	—	1,943	—	1,943

Total cost of revenue	7,062	12,786	28,332	39,008

Gross profit (loss)	6,250	(1,539)	44,399	(9,564)

Operating expenses:
Research and development	2,491	12,578	19,609	52,765
Selling, general and administrative	5,564	9,292	23,039	30,855
Restructuring charges	(875)	—	2,009	904
Amortization of intangible assets	1,713	2,233	6,846	9,217
Impairment charge on long-lived and other assets	—	2,544	—	2,544
Stock compensation	14	29	(34)	1,665

Total operating expenses	8,907	26,676	51,469	97,950

Operating loss	(2,657)	(28,215)	(7,070)	(107,514)
Interest income and other, net	609	150	1,253	827
Interest expense	(18)	(50)	(364)	(111)

Net loss	$(2,066)	$(28,115)	$(6,181)	$(106,798)

Net loss per share—basic and fully diluted	$(0.01)	$(0.15)	$(0.03)	$(0.61)

Weighted average shares outstanding — basic and fully diluted	191,649	182,104	190,404	175,989